CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pension and Profit Sharing Committee
Chemung Canal Trust Company
Profit Sharing, Savings and Investment Plan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-104663) of the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan of our report dated June 26, 2014 relating to the financial statements and supplemental schedule of the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan which appears in this Form 11-K for the year ended December 31, 2013.

Elmira, New York
June 26, 2014